Exhibit 10.1

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of the 16th day of March, 2007, by and between Autobytel Inc., a Delaware corporation (the “Company”), and Michael Schmidt (the “Executive”).

RECITALS

WHEREAS, the Company and the Executive entered into an Employment Agreement, dated as of May 30, 2005, whereby the Executive was engaged as the Company’s Executive Vice President and Chief Financial Officer (the “Original Employment Agreement”).

WHEREAS, pursuant to the terms of the Original Employment Agreement, the Term of the Executive’s employment renewed through May 30, 2007.

WHEREAS, the Company and Executive entered into an Amendment to the Original Employment Agreement, dated as of April 26, 2006 (the “First Amendment”; the Original Employment Agreement and the First Amendment being collectively referred to as the “Employment Agreement”), to, among other things, allow the Executive and the Company more flexibility in transitioning the Executive’s employment responsibilities within the Company.

WHEREAS, the Company and Executive desire to further amend the Employment Agreement to, among other things, alter the scope of the Executive’s employment with the Company and provide for the Executive’s departure from the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and with reference to the above recitals, the parties hereby agree as follows:

1.	Deemed Termination. Notwithstanding anything to the contrary in Section 6.2 of the Employment Agreement, for the purposes of the Executive’s entitlement to severance, this amendment will be and hereby is deemed a termination without cause under Section 6.2 of the Employment Agreement by the Company upon thirty (30) days notice with the last such date of employment being the expiration of the Term (as defined below). The parties confirm and acknowledge that as a result of such termination, the Executive shall, subject to the separate receipt of a signed release for each payment due under clauses (a) and (b) below by the Executive in the form set forth in Exhibit A and non-revocation of each such release as provided therein, be entitled on the expiration of the revocation period relating to the appropriate release to the following and only to the following:

(a)	A severance payment of Three Hundred and Seventy-Five Thousand Dollars ($375,000.00) relating to the first release; and

(b)	A pro-rated bonus with respect to the year 2007 in the amount of Thirty-Six Thousand Four Hundred and Fifty-Eight Dollars ($36,458.00) relating to the second release.

The release in respect of clause (a) will be provided on the date hereof and the release in respect of clause (b) will be provided on May 31, 2007.

2.	Amendment to Article 1, Section 1.2 of the Employment Agreement. Article 1, Section 1.2 of the Employment Agreement is hereby amended by deleting the text of Section 1.2 in its entirety and inserting in lieu thereof the following:

1.2 TERM OF EMPLOYMENT. The Company hereby employs the Executive from March 16, 2007 to the earlier of (A) the date the Executive determines to sever his employment relationship with the Company or (B) May 31, 2007 (the “Term”), whereupon the Term will expire without further action by either party.

3.	Amendment to Article 2, Section 2.1 of the Employment Agreement. Article 2, Section 2.1 of the Employment Agreement is hereby further amended by deleting the text of Section 2.1 in its entirety and inserting in lieu thereof the following:

2.1	DUTIES.

(a)	From the date hereof until April 13, 2007, the Executive will no longer be an officer of the Company (and hereby resigns from the position of Executive Vice President and Chief Financial Officer of the Company) and will instead be considered a non-officer, full-time employee within the financial group of the Company.

(b)	From April 14, 2007 until May 31, 2007, the Executive will become a part-time employee of the Company with the obligation to work Tuesdays, Wednesdays and Thursdays only. The Executive’s duties from March 16, 2007 through May 31, 2007 will be directed by the Chief Executive Officer or Chief Financial Officer.

4.	Amendment to Article 3, Sections 3.1 and 3.2 of the Employment Agreement. Article 3 of the Employment Agreement is hereby amended by deleting the text of Sections 3.1 and 3.2 in their entirety and inserting in lieu thereof the following:

3.1	SALARY AND BENEFITS.

(a)	From March 16, 2007 until April 13, 2007, the Executive will be paid a salary but no bonus, on a pro-rated basis, based on an annual compensation rate of Two Hundred and Fifty Thousand Dollars ($250,000.00), to be paid in substantially equal bimonthly installments in accordance with the normal payroll practices of the Company. For the avoidance of doubt, the Executive’s benefits under Section 4 of the Employment Agreement will remain in effect and unchanged throughout this period. In addition, the Executive’s commuting costs will be paid for by the Company during this period consistent with past practices, including appropriate gross up for any income or employment taxes levied thereon.

(b)	From April 14, 2007 until May 31, 2007, the Executive will no longer be entitled to a salary or bonus but instead will be paid One Thousand Four Hundred and Seventy Dollars ($1,470.00) per day for each full day worked during this period. From April 14, 2007 and up to and until one year following the date the Executive’s employment by the Company actually terminates, and notwithstanding anything else to the contrary in the Employment Agreement, the Executive will continue to receive all benefits provided for under Section 4.1 of the Employment Agreement, except to the extent that during such period the Executive receives substantially similar (or better, from the Executive’s perspective) benefits from a new employer.

3.2	Intentionally Omitted.

5.	Amendment to Article 5, Section 5.2 of the Employment Agreement. Article 5, Section 5.2 of the Employment Agreement is hereby amended by substituting the date of May 31, 2007 for the date of June 30, 2006 in the first paragraph of said Section.

6.	Options. The parties confirm and acknowledge that all unvested options held by the Executive, other than those granted under Section 3.7 of the Employment Agreement, shall continue to vest in accordance with their terms and the stock option plans they were granted under until the Executive’s employment by the Company is terminated and thereafter, to the extent vested, shall be exercisable until 90 days or three months following such termination date, as set forth in the applicable option agreement. The parties confirm and acknowledge that the options granted under Section 3.7 of the Employment Agreement will become fully vested on the last day of the Term and will be exercisable for two years following such date.

7.	Full Force and Effect. Except as amended or otherwise modified by Sections 1, 2, and 3 hereof, the Employment Agreement remains in full force and effect.

8.	Governing Law. This Amendment shall be construed, interpreted and governed by the laws of the State of California, without giving effect to the principles of conflict of laws thereof.

9.	Notices. Any notice given in connection with this Amendment shall be made in writing and shall be considered effected if delivered in accordance with the provisions of Section 9.4 of the Employment Agreement, as if such notice had been given in connection therewith.

10.	Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

11.	Definitions. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

AUTOBYTEL INC.

By:	/s/ James E. Riesenbach
Name:	James E. Riesenbach
Title:	CEO

MICHAEL SCHMIDT

/s/ Michael Schmidt

EXHIBIT A

SEPARATION AGREEMENT AND RELEASE

It is hereby agreed by and between you, Michael Schmidt (for yourself, your spouse, family, agents and attorneys) (jointly, “You”), and Autobytel Inc., its predecessors, successors, affiliates, directors, officers, shareholders, fiduciaries, insurers, employees and agents (jointly, the “Company”), as follows:

1. You acknowledge that your employment with the Company [will end] [ended] effective May 31, 2007, and that you will perform no further duties, functions or services for the Company subsequent to that date.

2. You acknowledge and agree that you have received all vacation pay and other compensation due you from the Company as a result of your employment with the Company and your separation from employment, including, but not limited to, all amounts required under your Employment Agreement with the Company dated May 30, 2005 (the “Employment Agreement”) as amended on April 26, 2006 (the “First Amendment”) and as further amended on March 16, 2007 (the “Second Amendment,” and the Employment Agreement as so amended, the “Amended Employment Agreement”), other than those amounts payable pursuant to Paragraph 3 below. You acknowledge and agree that the Company owes you no additional wages, commissions, bonuses, vacation pay, severance pay, expenses, fees, or other compensation or payments of any kind or nature, other than as provided in this Agreement and those amounts, if any, payable pursuant to Paragraph 3 below. All benefits for which you are eligible pursuant to the Amended Employment Agreement will remain in effect for the periods set forth therein.

3. In exchange for your promises in this Agreement and the Amended Employment Agreement, including the release of claims set forth below, if you sign and do not revoke this Agreement, the Company will pay you all amounts due to you under the Second Amendment in connection with your providing a release to the Company as contemplated thereby and with respect to the release relating to clause (b) of Section 1 of the Second Amendment the termination of your employment relationship with the Company, minus legally required state and federal payroll deductions. The payment provided for in this paragraph will be made in the time periods required by the Second Amendment, or if not specified therein, by the Amended Employment Agreement and, if no time is specified, within twenty-two (22) days of the date of this Separation Agreement and Release.

4. You represent and warrant that you have returned to the Company any and all documents, software, equipment (including, but not limited to, computers and computer-related items), and all other materials or other things in your possession, custody, or control which are the property of the Company, including, but not limited to, Company identification, keys, and the like, wherever such items may have been located; as well as all copies (in whatever form thereof) of all materials relating to your employment, or obtained or created in the course of your employment with the Company.

5. You hereby represent that, other than those materials you have returned to the Company pursuant to Paragraph 4 of this Agreement, you have not copied or caused to be copied, and have not printed-out or caused to be printed-out, any software, computer disks, or other documents other than those documents generally available to the public, or retained any other materials originating with or belonging to the Company. You further represent that you have not retained in your possession, custody or control, any software, documents or other materials in machine or other readable form, which are the property of the Company, originated with the Company, or were obtained or created in the course of or relate to your employment with the Company.

6. You shall keep confidential, and shall not hereafter use or disclose to any person, firm, corporation, governmental agency, or other entity, in whole or in part, at any time in the future, any trade secret, proprietary information, or confidential information of the Company, including, but not limited to, information relating to trade secrets, processes, methods, pricing strategies, customer lists, marketing plans, product introductions, advertising or promotional programs, sales, financial results, financial records and reports, regulatory matters and compliance, and other confidential matters, except as required by law and as necessary for compliance purposes. These obligations are in addition to the obligations set forth in Article 8 of the Amended Employment Agreement which shall remain binding on you.

7. You agree that you have not and will not at any time reveal to anyone, including any former, present or future employee of the Company, the fact, amount, or the terms of this Agreement, except to your immediate family, legal counsel and financial advisor, or as required by law and as necessary for compliance purposes. The Company may disclose the terms of this Agreement and file this Agreement as an exhibit to its public filings if it is required to do so under applicable law or as necessary for compliance purposes.

8. In consideration for the payment provided for in Paragraph 3, you unconditionally release and forever discharge the Company, and the Company’s current, former, and future controlling shareholders, subsidiaries, affiliates, related companies, predecessor companies, divisions, directors, trustees, officers, employees, agents, attorneys, successors, and assigns (and the current, former, and future controlling shareholders, directors, trustees, officers, employees, agents, and attorneys of such subsidiaries, affiliates, related companies, predecessor companies, and divisions) (referred to collectively as “Releasees”), from any and all known and unknown claims, demands, actions, suits, causes of action, obligations, damages and liabilities of whatever kind or nature and regardless of whether the knowledge thereof would have materially affected your agreement to release the Company hereunder, that arise out of or are related to (a) the Company’s failure to make any payments required under the Amended Employment Agreement, and (b) those arising under the Age Discrimination in Employment Act (“ADEA”). The Release will not waive the Executive’s rights to indemnification under the Company’s certificate of incorporation or by-laws or any written agreement between the Company and the Executive.

With respect to the various rights and claims under the ADEA being waived by you in this Agreement, you specifically acknowledge that you have read and understand the provisions of paragraphs 12, 13, and 14 below before signing this Agreement. This general release does not cover rights or claims under the ADEA arising after you sign this Agreement.

9. You represent and warrant that you have not filed, and agree that you will not file, or cause to be filed, any complaint, charge, claim or action involving any claims you have released in the foregoing paragraph. This promise not to sue does not apply to claims for breach of this Agreement. You agree and acknowledge that if you break this promise not to sue, then you will be liable for all consequential damages, including the legal expenses and fees incurred by the Company or any of the Releasees, in defending such a claim.

10. The Company hereby represents and warrants that concurrently with your execution and delivery of this Agreement, the Company has paid to you any and all amounts under the Amended Employment Agreement and the Second Amendment that are required to be paid to you by the Company as of the date hereof, excluding, without limitation, any amounts required to be paid under this Agreement.

11. Excluded from this Agreement are any claims or rights that cannot be waived by law, including the right to file a charge of discrimination with an administrative agency. You agree, however, to waive your right to any monetary recovery in connection with such a charge.

12. You acknowledge that you have hereby been advised in writing to consult with an attorney before you sign this Agreement. You understand that you have twenty-one (21) days within which to decide whether to sign this Agreement, although you may sign this Agreement at any time within the twenty-one (21) day period. If you do sign it, you also understand that you will have an additional 7 days after you sign to change your mind and revoke the Agreement, in which case a written notice of revocation must be delivered to Vice President Human Resources or comparable title, Autobytel Inc., 18872 MacArthur Blvd., Irvine, California 92612-1400, on or before the seventh (7th) day after your execution of the Agreement. You understand that the Agreement will not become effective until after that seven (7) day period has passed.

13. You acknowledge that you are signing this Agreement knowingly and voluntarily and intend to be bound legally by its terms.

14. You hereby acknowledge that no promise or inducement has been offered to you, except as expressly stated above and in the Amended Employment Agreement and the Second Amendment, and you are relying upon none. This Agreement, the Amended Employment Agreement and the Second Amendment represent the entire agreement between you and the Company with respect to the subject matter hereof, and supersede any other written or oral understandings between the parties pertaining to the subject matter hereof and may only be amended or modified with the prior written consent of you and the Company.

15. You certify that you have not experienced a job-related illness or injury for which you have not already filed a claim.

16. If any provision of this Agreement is held to be invalid, the remainder of the Agreement, nevertheless, shall remain in full force and effect in all other circumstances.

17. This Agreement does not constitute an admission that the Company or any other Releasee has violated any law, rule, regulation, contractual right or any other duty or obligation.

18. This Agreement is made and entered into in the State of California and shall in all respects be interpreted, enforced, and governed under the law of that state, without reference to conflict of law provisions thereof. The language of all parts in this Agreement shall be construed as a whole, according to fair meaning, and not strictly for or against any party.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES THE RELEASE OF CERTAIN CLAIMS.

Dated: , 2007
Michael Schmidt

Dated: , 2007	AUTOBYTEL INC.

By:
Name of executive:
Title: